Exhibit 99.1

CVR Refining Accepting Offers for Cushing Tank Farm Assets

SUGAR LAND, Texas (Sept. 17, 2018) - CVR Refining, LP (NYSE: CVRR), a refiner and marketer of petroleum fuels, today announced that it intends to sell its Cushing, Oklahoma, crude oil tank farm and currently is entertaining bids from potential purchasers. The 1.5-million-barrel crude oil storage facility sits on approximately 130 acres and includes six storage tanks, each with the capacity to hold 250,000 barrels of crude oil. The property has sufficient acreage for approximately 12 additional tanks of similar size. The assets for sale include a truck unloading facility with one Lease Automatic Custody Transfer unit and four 400-barrel tanks.

CVR Refining’s Cushing tank farm provides ample connectivity to other Cushing terminals and pipelines. Located in central Oklahoma, Cushing is a major trading hub for crude oil and the delivery point for West Texas Intermediate crude oil, which is traded on the New York Mercantile Exchange.

For more information, please contact Tim Kirwin, Vice President of Commercial Development, at (281) 207-3293 or tkirwin@CVREnergy.com. CVR Refining would like to close a sale of these assets by the end of the year.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: sale of our Cushing tank farm assets including the timing thereof. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. CVR Refining disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Refining, LP
Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a complex full coking medium-sour crude oil refinery with a capacity of 132,000 barrels per calendar day (bpcd) in Coffeyville, Kansas, and a complex crude oil refinery with a capacity of 74,500 bpcd in Wynnewood, Oklahoma. CVR Refining’s subsidiaries also operate and invest in supporting logistics assets, including approximately 570 miles of owned, leased and joint venture pipelines, approximately 130 crude oil transports, a network of strategically located crude oil gathering tank farms, and approximately 6.4 million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Refining, LP
(281) 207-3588
IR@CVRRefining.com

Media Relations:
Brandee Stephens
CVR Refining, LP
(281) 207-3516
MediaRelations@CVRRefining.com